UNDERWRITING AGREEMENT

April 30, 2007

Sonic Environmental Solutions Inc.
2100 – 1066 West Hastings Street
Vancouver, British Columbia
V6E 3X2

Attention:	Adam R. Sumel
President & Chief Executive Officer

Dear Sir:

Re:	Private Placement of Common Shares

Clarus Securities Inc. (the “Underwriter”) understands that Sonic Environmental Solutions Inc. (the “Corporation”) proposes to issue and sell units in the capital of the Corporation (the “Units”) by way of an underwritten private placement (the “Offering”) at $0.45 per Unit. Each Unit will consist of one common share of the Corporation (the “Common Shares”) and one half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant will entitle the holder to purchase one Common Share at a price of $0.60 per Common Share for a period of 24 months from the Closing Date (as hereinafter defined below).

Subject to the terms and conditions set forth herein, the Underwriter agrees to purchase and by its acceptance hereof, the Corporation agrees to issue and sell to the Underwriter, the Units at the Closing Time (as hereinafter defined).

The Corporation agrees and understands that although this offer is presented on behalf of the Underwriter as purchaser, the Underwriter, with the prior written consent of the Corporation which consent shall not be unreasonably withheld, will be permitted to appoint other registered dealers (“Sub-Dealers”) duly qualified in their respective jurisdictions, and the Underwriter and such Sub-Dealers may arrange for substituted purchasers of the Units (“Substituted Purchasers”) to purchase the Units directly from the Corporation. The Underwriter may determine the remuneration payable to any such other dealers appointed by them, provided that such remuneration is payable by the Underwriter from, and not in addition to, the remuneration payable to the Underwriter pursuant hereto. The obligations of the Underwriter to purchase the Units will be reduced by the number of Units with respect to which duly completed and executed Subscription Agreements (as defined below) are delivered by the Underwriter to the Corporation on behalf of qualified Substituted Purchasers and which Units are purchased by such qualified Substituted Purchasers at Closing.

The Units will be offered to purchasers resident in each of the provinces of British Columbia, Alberta, Manitoba, Ontario and Québec (the “Qualifying Jurisdictions”) on a private placement basis pursuant to exemptions from the prospectus requirements of Applicable Securities Laws (as hereinafter defined), and any other jurisdiction in which the Units may be offered under exemptions from the applicable prospectus and registration requirements.

In consideration of the services to be rendered by the Underwriter in connection with its services hereunder and all other matters in connection with the issue and sale of the Units, the Corporation shall pay and deliver to the Underwriter at Closing (as hereinafter defined) the compensation provided for in accordance with Section 5 hereof.

DEFINITIONS

In this Agreement, in addition to the terms defined above or elsewhere in this Agreement, the following terms shall have the following meanings:

“affiliate”, “associate”, “distribution”, “insiders”, “material fact”, “material change”, and “misrepresentation” shall have the respective meanings ascribed thereto in the Securities Act (British Columbia);

“Agreement” means this agreement and not any particular article or Section or other portion except as may be specified, and words such as “hereto”, “herein” and “hereby” refer to this Agreement as the context requires;

“Applicable Securities Laws” means, all applicable securities laws in any or each of the Qualifying Jurisdictions and the respective regulations and rules made thereunder, together with applicable published policy statements, notices and orders of the Securities Commissions;

“Broker Warrants” means warrants issued to the Underwriter pursuant to Section 5 entitling the Underwriter and Sub-Dealers, as applicable, to purchase Units equal to 10% of the Units sold pursuant to the Offering at an exercise price of $0.45 per Unit for a period expiring 24 months from the Closing Date;

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in Vancouver, British Columbia;

“Claim” shall have the meaning ascribed thereto in Subsection 11(a);

“Closing” means the closing on the Closing Date of the transaction of purchase and sale in respect of the Units as contemplated by this Agreement and the Subscription Agreements;

“Closing Date” means April 30, 2007 or such other date as the Corporation and the Underwriter may agree;

“Closing Time” means 8:00 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the Corporation and the Underwriter may agree;

“Common Shares” means common shares in the capital of the Corporation;

 “Confidential Information” shall have the meaning ascribed thereto in Section 1;

“Corporation’s Auditors” means PricewaterhouseCoopers LLP, or such other firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

“Corporation’s Counsel” means Goodmans LLP;

“Corporation’s U.S. Counsel” means Luce, Forward, Hamilton & Scripps LLP;

“Disclosure Documents” means each document (as such term is defined in 138.1 of the Securities Act (Ontario)) released by the Corporation since December 31, 2004;

 “Engagement Letter” means the engagement letter between the Corporation and the Underwriter dated April 18, 2007 and reconfirmed at 5:55 a.m. on April 20, 2007;

“Environmental Authorities” means Governmental Authorities having jurisdiction under any Environmental Laws, including any department, commission, bureau, board, administrative agency or body of any applicable international, federal, provincial, state, municipal or local body;

“Environmental Laws” means all applicable international, federal, provincial, state, municipal and local treaties, conventions, laws, statutes, ordinances, by-laws, codes, regulations, and all policies, guidelines, standards, orders, directives and decisions rendered or promulgated by Governmental Authority;

“Environmental Permits” means all permits, licenses and authorization required under Environmental Laws required in connection with the conduct and operation of the Corporation’s business or a Subsidiary’s business;

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator tribunal or other tribunal, or any quasi-governmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government;

“Hazardous Substances” means any contaminant, pollutant, dangerous substance, liquid waste, industrial waste, hauled liquid waste, toxic substance, special waste, hazardous waste, hazardous material or hazardous substance as defined in or pursuant to any Environmental Laws, law, judgment, decree, order, injunction, rule, statute or regulation of any court, arbitrator or governmental authority by which the Corporation is bound or to which the Corporation is subject;

“Indemnified Party” shall have the meaning ascribed thereto in Subsection 11(a);

“Intellectual Property” means, collectively, all intellectual property rights which pertain to the business of the Corporation, as it is currently conducted of whatsoever nature, kind or description including:

(a)

all trade-marks, service marks, trade-mark and service mark registrations, trade-mark and service mark applications, rights under registered user agreements, trade names and other trade-mark and service mark rights;

(b)	all copyrights and applications therefore, including all computer software and rights related thereto;

(c)	all patent rights;

(d)	all trade secrets and proprietary and confidential information;

(e)	all industrial designs and registrations thereof and applications therefor;

(f)	all renewals, modifications, developments and extensions of any of the items listed in clauses (a) through (e) above; and

(g)

all patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures, and all licenses, agreements and other contracts and commitments relating to any of the foregoing.

“Investor Presentation” means the investor presentation of the Corporation entitled “Corporate Presentation – Q2 2007” provided to the Underwriter;

“material adverse effect” when used in connection with an entity means any change (including a decision to implement such a change made by the board of directors or by senior management who believe that confirmation of the decision by the board of directors is probable), event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, ownership, financial condition or results of operations of the entity and its subsidiaries or its parent, as the case may be, taken as a whole, after giving effect to the transactions contemplated by this Agreement;

“Material Subsidiaries” means Sonic Environmental Solutions Corp. and SonoOil Inc;

“material information” has the meaning ascribed thereto in the Corporate Finance Manual of the TSXV;

“Offering” has the meaning ascribed thereto it in the first paragraph of this Agreement;

“Person” means any individual, corporation, partnership, joint venture, association, trust or other legal entity;

“Qualifying Jurisdictions” means British Columbia, Alberta, Manitoba, Ontario and Québec to the extent that any Substituted Purchasers are resident therein;

“Securities Commissions” means, collectively, the securities commissions or other securities regulatory authorities in the Qualifying Jurisdictions; “Sub-Dealers” means registered dealers appointed pursuant to the terms hereof by the Underwriter;

“Subscription Agreements” means, collectively, the subscription agreements in the form previously agreed upon by the Underwriter and the Corporation pursuant to which Substituted Purchasers agree to subscribe for and purchase the Units as contemplated herein and shall include, for greater certainty, all schedules and exhibits thereto;

“Subsidiary” means (i) each body corporate which is a subsidiary of the Corporation within the meaning of the Securities Act (British Columbia), and (ii) each partnership or other unincorporated entity whose accounts are consolidated with those of the Corporation;

“Substituted Purchaser” means a Person who, as purchaser, acquires Units by duly completing, executing and delivering a Subscription Agreement which is accepted by the Corporation (as evidenced by its execution thereof);

“to the knowledge of” means (unless otherwise expressly stated) a statement of the declarant’s knowledge of the facts or circumstances to which such phrase relates after having made reasonable inquiries and investigations in connection with such facts and circumstances;

“TSXV” means the TSX Venture Exchange;

“Underwriter” means Clarus Securities Inc.;

“Underwriter’s Counsel” means McCarthy Tétrault LLP;

“Underwriter’s Fee” has the meaning ascribed thereto in Section 5;

“Units” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Warrant” shall have the meaning ascribed thereto in the first paragraph of this Agreement; and

“Warrant Indenture” means the warrant indenture to be entered in to by the Corporation and Pacific Corporate Trust Company on the Closing Date pursuant to which the Warrants will be created and issued. Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders. References to “paragraph” and “Section” (unless otherwise indicated) are to the appropriate paragraphs and sections of this Agreement. Unless the context otherwise requires, any reference to a statute shall be deemed to include regulations made pursuant thereto, all amendments in force from time to time, and any statute or regulation that may be passed which has the effect of supplementing or superseding the statute or regulation referred to.

TERMS AND CONDITIONS

1.	Underwriter’s Representations, Warranties and Covenants

     The Underwriter hereby on its own behalf and on behalf of any Sub-Dealers, represents and warrants to, and covenants with the Corporation that it is duly qualified and registered to carry on business as a securities dealer in each of the Qualifying Jurisdictions where the sale of the Units requires such qualification and/or registration. The Underwriter hereby covenants with the Corporation that the Underwriter shall conduct its activities in compliance with all Applicable Securities Laws, rules and policies of the TSXV and the securities laws of other jurisdictions applicable to the Offering and shall offer the Units and conduct its activities in such manner that pursuant to Applicable Securities Laws and the securities laws of any other jurisdiction applicable to the offer and sale of Units under this Offering, no prospectus or similar document need be delivered or filed, other than any prescribed reports of the issue and sale of the Units.

     The Underwriter further covenants and agrees to hold all non-public information concerning the Corporation (“Confidential Information”) obtained in the strictest of confidence and not to disclose such Confidential Information to any other party (except where disclosure is required by law including in order to complete the Offering) and not to use such Confidential Information for any purpose other than in connection with this Offering. The Underwriter agrees that it shall take the necessary steps to ensure that all Confidential Information is strictly controlled with access limited to those employees, agents and advisors who need to know such Confidential Information in connection with the performance by the Underwriter of its duties under this Agreement and who understand the confidential nature of such Confidential Information. In the event that the Offering shall not be completed for any reason whatsoever, the Underwriter agrees to return to the Corporation all copies of Confidential Information and to retain no copies thereof (electronic or otherwise) or alternatively to certify to the Corporation that is has destroyed all Confidential Information and remains bound by this covenant which shall survive the completion of the Offering or the termination of this Agreement.

     The Underwriter agrees to obtain from each Substituted Purchaser an executed Subscription Agreement and deliver such Subscription Agreements to the Corporation. In addition, the Underwriter agrees to obtain from each Substituted Purchaser such forms, questionnaires and undertakings as may be required by the TSXV and such other forms as may be required by any Governmental Authority or the TSXV and provided by the Corporation to the Underwriter for delivery hereunder. In addition, the Underwriter represents and warrants that it is, and all Sub-Dealers are, duly qualified to solicit and procure subscriptions for the Subscription Receipts in the Qualifying Jurisdictions in connection with the Offering.

2.	Corporation’s Covenants

     The Corporation hereby covenants to the Underwriter and its permitted assigns, and acknowledges that it is relying on such covenants in purchasing the Units, that the Corporation shall:

(a)

prior to the Closing Time, allow the Underwriter (and its counsel, consultants and other representatives) to conduct all due diligence investigations which the Underwriter may reasonably require or consider necessary in order to fulfill the Underwriter’s obligations as a registrant to complete the Offering as provided herein. The Corporation will provide to the Underwriter (and its counsel and consultants) reasonable access to the Corporation’s properties (if any), senior management personnel and corporate, financial and other records, for the purposes of conducting such due diligence. Without limiting the scope of the due diligence inquiry the Underwriter (or its counsel and consultants) may conduct, the Corporation shall also make available its directors, senior management, counsel and auditors to answer any questions which the Underwriter may have and to participate in one or more due diligence sessions to be held prior to Closing;

(b)

duly execute the Subscription Agreements which have been duly completed by the Substituted Purchasers and duly, punctually and faithfully perform all the obligations to be performed by it under this Agreement and the Subscription Agreements;

(c)	use its commercially reasonable efforts to fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions required to be fulfilled by it set out in Section 7;

(d)

file or cause to be filed all documents, applications, forms or undertakings required to be filed by the Corporation and taken in connection with the purchase and sale of the Units and, so that the distribution of the Units may lawfully occur without the necessity of filing a prospectus in Canada or similar document in any other jurisdiction;

(e)

file or cause to be filed all documents, applications, forms or undertakings with the TSXV and any other applicable regulating authority in connection with the Offering to ensure the Common Shares and the Common Shares underlying the Warrants are conditionally approved for listing on the TSXV at Closing;

(f)

during the period commencing with the date hereof and ending on the Closing Date, promptly inform the Underwriter of the full particulars of any request of any Securities Commission or other securities commission or similar regulatory authority for any information, or the receipt by the Corporation of any communication from any Securities Commission or other securities regulatory authority, or any other competent authority relating to the Corporation or which may be relevant to the distribution of the Units;

(g)

promptly comply, to the reasonable satisfaction of the Underwriter and the Underwriter’s Counsel, with the Applicable Securities Laws with respect to any material adverse change, change, occurrence or event of the nature referred to in paragraph 2(e) above;

(h)	apply the net proceeds from the Offering in accordance with the description set forth in the press release of the Corporation dated April 20, 2007; and

(i)

shall not offer, issue or sell, announce any offer, issuance or sale of, or negotiate or enter into any agreement to issue or sell, directly or indirectly, any Common Shares (including securities convertible or exchangeable into Common Shares) for a period of 180 days from the Closing Date, other than (i) pursuant to the Offering, (ii) upon exercise of any convertible securities, options or warrants of the Corporation outstanding on the date hereof, (iii) the grant or exercise of options pursuant to the Corporation’s existing stock option plan, and (iv) as a result of the acquisition of shares or assets of a Person acting at arm’s length with the Corporation within the meaning of the Income Tax Act (Canada) without the prior written consent of the Underwriter which shall not be unreasonably withheld or delayed.

3.	Representations and Warranties of the Corporation

     The Corporation represents and warrants to the Underwriter and acknowledges that the Underwriter is relying upon such representations and warranties in connection with its execution and delivery of this Agreement that:

(a)

the Corporation and each Subsidiary was duly incorporated or organized, as the case may be and is validly existing under the laws of its jurisdiction of incorporation or organization, as the case may be and has all requisite power and authority and is duly qualified to carry on its business as now conducted and to own, lease and operate its property and assets;

(b)

all necessary corporate action has been taken by the Corporation or on its part to authorize the execution and delivery of and the performance of its obligations under this Agreement, the Subscription Agreements and the Warrant Indenture;

(c)

this Agreement has been duly authorized, executed and delivered by the Corporation and (assuming enforceability against the other parties thereto) is a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)

the Subscription Agreements that are accepted by the Corporation have been duly authorized and, at the Closing Time, will be duly executed and delivered by the Corporation and (assuming enforceability against the other parties thereto) each will be a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)

the Warrant Indenture will be, at the Closing Time, duly executed and delivered by the Corporation and (assuming enforceability against the other parties thereto) will be a valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally, and except that equitable remedies may be granted only in the direction of a court of competent jurisdiction;

(f)

the Broker Warrants will be, at the Closing Time, duly executed and delivered by the Corporation and (assuming enforceability against the other parties thereto) will be a valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except that enforcement may be limited by bankruptcy, insolvency, and other laws affecting the rights of creditors generally, and except that equitable remedies may be granted only in the direction of a court of competent jurisdiction;

(g)

the offer and sale of the Units to Substituted Purchasers in the Qualifying Jurisdictions, or any other jurisdiction in accordance with the terms of the Subscription Agreements and in the manner set out in this Agreement is permitted under Applicable Securities Laws and laws of other jurisdictions where the Units may be lawfully offered for sale by the Underwriter or any of their affiliates;

(h)

the authorized and issued capital of the Corporation consists of an unlimited number of Common Shares, of which 31,260,068 Common Shares have been validly issued, are outstanding as fully paid and non-assessable shares and were not issued in violation of any pre-emptive rights or other contractual rights to issue securities issued by the Corporation or of any applicable law and except for 3,332,000 stock options issued pursuant to the stock option plan of the Corporation and 9,673,861 Common Share purchase warrants, the Corporation has not issued any securities convertible into shares of the Corporation and there are not securities issuable pursuant to any binding agreement, warrant, option or right for the purchase of any unissued securities of the Corporation;

(i)

no Person has any agreement or option or any right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any un-issued shares or other securities of the Corporation, except for:

	(i)	the Units issuable pursuant to this Agreement;

	(ii)	Common Shares issuable by the Corporation pursuant to stock options granted to employees, officers, directors and consultants of the Corporation, any broker warrants and the Warrants; and

	(iii)	other convertible securities outstanding as at the date hereof as publicly disclosed by the Corporation;

(j)

the Units to be issued by the Corporation and sold pursuant to this Agreement, the Subscription Agreements and the Warrant Indenture have been duly authorized for issuance and sale by all necessary action on the part of the Corporation and, when issued and delivered by the Corporation against payment of the consideration therefor pursuant to this Agreement, the Subscription Agreements and the Warrant Indenture will have been validly issued, will be outstanding as fully paid and non-assessable and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to purchase securities issued by the Corporation or in violation of any applicable law;

(k)

the Corporation has all requisite corporate power and authority to: (i) execute and deliver this Agreement, the Warrant Indenture and the Subscription Agreement and perform its obligations thereunder; (ii) issue, sell and deliver the Units; and (iii) issue and deliver the Broker Warrants in accordance with the provisions of this Agreement;

(l)	each of the Corporation and each Subsidiary:

(i)

has complied with, and has conducted and is conducting its business in compliance in all material respects with all applicable laws, statutes, ordinances, regulations and rules in each jurisdiction in which it conducts business;

(ii)

is duly licensed, registered or qualified in all jurisdictions to enable its business to be carried on in all material respects as now conducted and its property and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid and subsisting and no such licence, registration or qualification contains any term, provision, condition or limitation which has or is likely to have any material adverse effect on its business as now conducted; and

(iii)

is not in default in filing any government returns, or payment of any licence or registration or qualification fee owing to any Governmental Authority under the laws of each jurisdiction in which it conducts business;

(m)

the only subsidiaries of the Corporation are SESI Systems Inc., Contech PCB Containment Technology Inc., SonoOil Inc. and Sonic Environmental Solutions Corp., and the Corporation has not entered into any agreement of any nature to acquire any additional Subsidiary. The Corporation has not entered into any agreement of any nature to acquire a controlling interest in any partnership, joint venture or other unincorporated organization. The Material Subsidiaries are the only subsidiaries, partnerships, joint ventures or unincorporated organizations whose assets or revenues, calculated on an individual basis, represent more than 10% of the consolidated assets or revenues of the Corporation;

(n)

the Corporation is the beneficial owner of record of all of the issued and outstanding shares and other equity securities of each of its Subsidiaries, in each case free and clear of all mortgages, liens, charges, pledges, hypothecs, security interests, encumbrances, claims or other demands whatsoever, and all those shares have been validly issued, are issued and outstanding as fully paid and non-assessable shares and were not issued in violation of any pre-emptive rights or other contractual rights to issue securities issued by the Subsidiary or of any applicable law;

(o)

no Person has any agreement or option or any right or privilege (whether by law, pre- emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any un-issued shares or other securities of any Material Subsidiary;

(p)

the audited consolidated financial statements of the Corporation for the years ended December 31, 2006 and 2005, including the notes thereto, have been prepared in accordance with Canadian generally accepted accounting principles consistently applied throughout the periods indicated and present fairly, completely and accurately the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation on a consolidated basis as at the respective dates indicated and the sales, earnings and results of operations of the Corporation on a consolidated basis throughout the periods indicated;

(q)	the Corporation and its Material Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

	(i)	transactions are executed in accordance with management’s general or specific authorizations; and

	(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles and to maintain accountability for assets;

(r)

the execution, delivery and performance of this Agreement, the Warrant Indenture and the Subscription Agreements by the Corporation and the completion of the transactions provided for in this Agreement will not (whether after the passage of time or notice or both) result in:

	(i)	the breach or violation of any of the provisions of, or constitute a default under, or a conflict with or cause the acceleration of, any obligation of the Corporation under:

		(A)	any indenture, agreement or other instrument to which the Corporation or any Material Subsidiary is a party or by which it or its properties are bound or affected;

		(B)	any provision of the articles, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of, the Corporation or any Material Subsidiary;

		(C)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Corporation;

		(D)	any licence, permit, approval, consent or authorization issued to, held by or for the benefit of the Corporation or necessary to the operation of its business as now conducted; or

		(E)	any applicable law or statute, or any ordinance, rule, regulation, policy, order or ruling made thereunder; or

	(ii)	the creation or imposition of any mortgage, lien, charge, pledge, hypothec, security interest, encumbrance, claim or other demand whatsoever on any of the property or assets of the Corporation;

(s)

none of the Corporation, any of its Material Subsidiaries or, to the knowledge of the Corporation, any other party, is in default or alleged to be in default in the performance of any term or obligation to be performed by it under any material contract to which the Corporation or any Material Subsidiary is a party or by which the Corporation or any Material Subsidiary is bound or affected, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute such a default which in any way materially adversely affects or may materially adversely affect the business, operations, assets, liabilities, capital, prospects, condition (financial or otherwise) or results of operations of the Corporation and its Material Subsidiaries on a consolidated basis;

(t)

no legal or governmental proceedings are pending to which the Corporation or any Material Subsidiary is a party or to which the property of the Corporation or any Material Subsidiary is subject, and no such proceedings have been threatened against or, to the knowledge of the Corporation, are contemplated with respect to the Corporation or any Material Subsidiary or with respect to any of their respective properties which would be material to the Corporation and its subsidiaries on a consolidated basis;

(u)

except as provided herein, there is no Person, firm or corporation which has been engaged by the Corporation to act for the Corporation and which is entitled to any brokerage or finderﾒs fee in connection with this Agreement or the transactions contemplated hereunder;

(v)

the Corporation and each Subsidiary has filed all required returns and information in respect of income, sales, capital, excise or other taxes, and has paid or made adequate provision for the payment of all taxes (or payments in lieu of taxes) levied on its property or income which are due and payable, including interest and penalties, or has accrued such amounts in its financial statements for the payment of such taxes except for charges, fees or dues which are not material in amount or which are not delinquent or if delinquent are being contested, and there is no material action, suit, proceeding, investigation, audit or claim pending, or to its knowledge, threatened by any governmental authority regarding any taxes, other than a social services tax assessment by the Province of British Columbia with an exposure of $270,000 plus interest in respect of the Corporation’s Annacis Island plant;

(w)

the Corporation and its Subsidiaries are in compliance with each material licence held by them and are not in violation of, or in default in any respect under, any applicable statutes and regulations and all other ordinances, rules, regulations, orders or decrees having the force of law of any Governmental Authority agency or body having, asserting or claiming jurisdiction over it or over any part of their respective operations or assets;

(x)

unless otherwise disclosed by the Corporation to the Underwriter, the Corporation is the absolute legal and beneficial owner, and has good and marketable title to, all of the material property, investments or assets described in the Disclosure Documents or the Corporation and the Material Subsidiaries each possess all licences, permits, franchises, certificates, registrations and authorizations necessary to conduct their respective businesses and own their respective property and assets and none are in default or breach of any of the foregoing, except for failures to possess, defaults or breaches which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Corporation, and all such licences, permits, franchises, certificates, registrations or authorizations are renewable or can be replaced on terms or conditions that would not reasonably be expected to have a material adverse effect on the Corporation;

(y)

the Corporation is a reporting issuer under the securities laws of Alberta, British Columbia and Ontario, is not in default of any requirement of Applicable Securities Laws and the Corporation is not included on a list of defaulting reporting issuers maintained by the Securities Commissions of the Provinces of Alberta, British Columbia and Ontario;

(z)

neither the Corporation nor any of the Material Subsidiaries is a party to any collective agreement, and to the knowledge of the Corporation there is no organization effort being made by or on behalf of any labour union with respect to its employees or those of its Subsidiaries;

(aa)	neither the Corporation nor any of the Material Subsidiaries own any real property and none has entered into any agreement to acquire any real property;

(bb)

the Corporation, on behalf of itself and each Subsidiary, maintain insurance policies with reputable insurers against risks of loss of or damage to its properties, assets and business of such types as are appropriate to its business in such amounts and against such risks as are reasonably prudent and neither the Corporation nor a Subsidiary is in default with respect to any provisions of such policies and none have failed to give any notice or to present any claim under any such policy in a due and timely fashion;

(cc)

except as would not individually or in the aggregate reasonably be expected to have a material adverse effect, (i) each of the current and former employees of the Corporation and each Material Subsidiary, including for greater certainty each of the officers of the Corporation and each Material Subsidiary having access to Intellectual Property, has entered into a proprietary rights agreement with their respective employer, being the Corporation or a Material Subsidiary, which contains customary confidentiality, non-competition and non- disclosure covenants;

(dd)

except with respect to such matters that have been disclosed to counsel to the Underwriter, (i) the minute books and corporate records of the Corporation and each Material Subsidiary for the periods from its date of incorporation to the date of examination thereof are the minute books and records of the Corporation and each Material Subsidiary and contain copies of all material proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Corporation and each Material Subsidiary; and (ii) there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committee of the board of directors of the Corporation or any Material Subsidiary to the date of review of such corporate records and minute books not reflected in such minute books and other corporate records that have not been made available to Counsel to the Underwriter, in connection with due diligence investigations of the Corporation and each Material Subsidiary;

(ee)

subject to the provisions National Instrument 45-102- Resale of Securities, the Units will not be subject to a restricted period or to a statutory hold period under Applicable Securities Laws or to any resale restriction under the policies of the TSXV which extends beyond four months and one day after the Closing Date;

(ff)

since December 31, 2004, the Corporation has been in compliance with its timely and continuous disclosure obligations under Applicable Securities Laws and the policies, rules and regulations of the TSXV and, without limiting the generality of the foregoing, the Corporation does not possess any material undisclosed information and there has not occurred any material change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the business, affairs, results, operations, assets or liabilities of the Corporation and its Material Subsidiaries on a consolidated basis, which has not been publicly disclosed;

(gg)

the Corporation is in compliance with Applicable Securities Laws and all requirements of the TSXV applicable to the Corporation and, without limiting the generality of the foregoing, the board of directors of the Corporation has adopted policies (the “Policies”) regarding confidentiality of information and trading by insiders which comply with the guidelines of the TSXV. The audit committee of the board of directors of the Corporation has adopted a charter which complies with Applicable Securities Laws. The board of directors has instituted procedures to ensure compliance by its employees, officers and directors with the Policies;

(hh)

all material statements set forth in the Disclosure Documents were true, correct, and complete in all material respects as of the date thereof, and did not contain any misrepresentation as of the date of such statements and the Corporation has not filed any confidential material change reports since the date of such statements which remain confidential as at the date hereof;

(ii)

other than as disclosed in the Disclosure Documents, no material fact or material information has arisen or has been discovered which would have been required to have been stated in the Disclosure Documents had the fact arisen or been discovered on, or prior to, the date of such Disclosure Documents;

(jj)

no Governmental Authority has issued any order preventing or suspending the trading of the Corporation’s securities, the distribution of the Units or the Warrants and the Corporation is not aware of any investigation, order, inquiry or proceeding which has been commenced or which is pending, contemplated or threatened by any such Governmental Authority;

(kk)

the Corporation’s Auditors are independent public accountants as required under Applicable Securities Laws and there has never been a reportable disagreement (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) between the Corporation and the Corporation’s Auditors;

(ll)

with respect to each premises of the Corporation which is material to the Corporation and which the Corporation occupies as tenant (the “Leased Premises”), the Corporation occupies the Leased Premises and has the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation occupies the Leased Premises is in good standing and in full force and effect;

(mm)

other than as disclosed in the Disclosure Documents, none of the directors, officers or employees of the Corporation or any associate or affiliate of any of the foregoing had or has any material interest, direct or indirect, in any material transaction or any proposed material transaction with the Corporation which materially affects, is material to or will materially affect the Corporation;

(nn)

the Corporation owns, or has obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property as are sufficient to currently conduct its business. The Corporation has no knowledge that it will be unable to obtain any rights or licences to use all Intellectual Property necessary for the conduct of its business, including the commercialization of the Corporation’s products and potential products. The Corporation has no knowledge of third parties who have rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Corporation. To the Corporation’s knowledge: (i) there is no infringement by third parties of any Intellectual Property; (ii) there is no pending or threatened action, suit, proceeding or claim by others challenging the Corporation’s right in or to any Intellectual Property, and the Corporation is unaware of any facts which form a reasonable basis for any such claim; (iii) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Intellectual Property, and the Corporation is unaware of any finding of unenforceability or invalidity of the Intellectual Property; (iv) there is no pending or threatened action, suit, proceeding or claim by others that the Corporation infringes or otherwise violates (or would infringe or otherwise violate upon commercialization of the Corporation’s product or product candidates) any patent, trademark, copyright, trade secret or other Intellectual Property or proprietary rights of others; (v) there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and (vi) there is no prior art that necessarily renders any patent application owned by the Corporation unpatentable that has not been disclosed to the US Patent and Trademark Office;

(oo)

the Corporation and its Subsidiaries have been and are, and their businesses have been and are operated, in material compliance with all applicable Environmental Laws and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a material violation of or give rise to liability under any applicable Environmental Laws; provided that pursuant to a letter dated April 16, 2007 by the BC Ministry of Environment (“MOE”), MOE identified minor non-compliance by Contech at its operating facility relating to applicable environmental regulations that arose as a result of a routine site inspection by MOE officials. MOE did not issue a penalty or propose enforcement proceedings, but did request an action plan be implemented to correct the non- compliance. Contech responded to MOE and has implemented the required action plan;

(pp)

the Corporation and its Subsidiaries have obtained all material Environmental Permits required for the operation of their businesses, or any part thereof, as currently carried on. Each Environmental Permit is valid, subsisting and in good standing and the Corporation and its Subsidiaries are not in default or breach of any Environmental Permit and no proceeding is pending or threatened to revoke, amend or limit any Environmental Permit;

(qq)

the Corporation and its Subsidiaries have not used or permitted to be used any of their assets or facilities, whether owned, leased, occupied, controlled or licensed or which they owned, leased, occupied, controlled or licensed at any prior time, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance except in compliance with the Environmental Permits and all applicable Environmental Laws;

(rr)

except as identified in paragraph (oo) above, the Corporation and its Subsidiaries have not received any notice of or been prosecuted for an offence alleging violation of or non- compliance with any Environmental Law, and have not settled any allegation of violation or non-compliance short of prosecution. There are no orders of Environmental Authorities relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to the business or any property, facilities or assets (whether currently owned, leased, occupied, controlled or licensed or owned, leased, occupied, controlled or licensed at any time prior to the date hereof) of the Corporation and its Subsidiaries;

(ss)

except in compliance with the Environmental Permits and all Environmental Laws, the Corporation and its Subsidiaries have not caused, allowed or permitted, or have any knowledge of, the release of any Hazardous Substance into the environment, in any manner whatsoever, or the presence of any Hazardous Substance on, under, around or from any of their properties, facilities or other assets (whether owned, leased, occupied, controlled or licensed), or any property, facility or other asset which they owned, controlled, occupied, licensed or leased at any time prior to the date hereof, or any such release or presence on or from a property, facility or other asset owned, leased, occupied, managed, controlled or licensed by third parties but with respect to which the Corporation and its Subsidiaries are or may reasonably be alleged to have liability. All Hazardous Substances used in whole or in part by the Corporation and its Subsidiaries or resulting from the Corporation’s and each of its Subsidiaries’ business have been disposed of, treated or stored in compliance with all Environmental Permits and all Environmental Laws;

(tt)

except as identified in paragraph (oo) above, the Corporation and its Subsidiaries have not received any notice from any Environmental Authority that the Corporation’s or any of the Subsidiaries’ business or the operation of any of the Corporation’s or the Subsidiaries’ property, facilities or other assets is in violation of any Environmental Law or any

Environmental Permit or that the Corporation or the Subsidiaries are responsible (or potentially responsible) for the clean-up of any Hazardous Substances at, on or beneath any of their property, facilities or other assets (whether currently owned, leased, occupied, managed, controlled or licensed, or owned, leased, occupied, managed, controlled or licensed at any time prior to the date hereof), or at, on or beneath any other land or in connection with any waste or contamination migration to or from any of the Corporation’s or the Subsidiaries’ property, facilities or other assets; and

(uu)

except as disclosed in the Disclosure Documents, neither the Corporation nor its Subsidiaries are the subject of any international, foreign, federal, provincial, municipal or private action, suit, litigation, arbitration proceeding, governmental proceeding, investigation or claim involving a demand for damages or other potential liability with respect to violations of Environmental Laws or Environmental Permits.

4.	Trades of Securities by Directors and Officers of the Corporation

     The Underwriter acknowledges and agrees that each director and officer of the Corporation that executes a lock-up agreement in connection with the Offering (collectively, the “Restricted Persons”) is entitled to dispose of Common Shares and any securities convertible into or exchangeable for Common Shares (the “Securities”) provided that the aggregate number of Securities disposed of by the Restricted Persons, on an as converted or exchanged basis, does not exceed 200,000 Common Shares during the 120 day period immediately following the Closing (the “Permitted Maximum Sales Threshold”). The Corporation covenants to monitor and notify the Underwriter of all trades of Securities by the Restricted Persons during the 120 day period immediately following the Closing, and to promptly notify the Underwriter if the Permitted Maximum Sales Threshold has been met.

5.	Underwriter’s Compensation

     In consideration for the Underwriter’s services in connection with the issue and sale of the Units under the terms of this Agreement, the Corporation shall (i) pay to the Underwriter, at the Closing Time a fee (the “Underwriter’s Fee”) equal to 7% of the gross proceeds of the Offering (or $0.0315 per Unit) up to maximum gross proceeds of $5,499,999.90 and such amount shall be paid by way of set-off against the aggregate purchase price of the Units payable at Closing; and (ii) issue to the Underwriter and Sub-Dealers, if any, on written direction of the Underwriter, the Broker Warrants.

6.	Share Purchase Price, Underwriter’s Fee and Delivery of and Payment for Certificates

     The purchase and sale of the Units shall be completed at the offices of the Corporation’s Counsel, in the City of Vancouver, British Columbia, at the Closing Time.

     The delivery of the Units is to be made to the Underwriter at the Closing Time in the form of definitive certificates, with each certificate representing the number of Units purchased by each of the Substituted Purchasers whose Subscription Agreement has been accepted by the Corporation and registered in the name of each such Substituted Purchaser, or as otherwise directed by the Underwriter (at least 24 hours prior to the Closing Time), against payment to the Corporation of the purchase price therefor by certified cheque, bank draft, electronic funds transfer or other payment mechanism acceptable to the Corporation.

     At the Closing Time, the Underwriter will deliver to the Corporation the aggregate purchase price for the Units (which may be partially or fully delivered through cheques of Substituted Purchasers made payable to the Corporation), net of the Underwriter’s Fee and the Underwriter’s expenses incurred to the Closing Time and which are payable by the Corporation pursuant to Section 13 and the Corporation will deliver to the Underwriter the Broker Warrants.

7.	Conditions of the Underwriter’s Obligations

     The obligations of the Underwriter and Substituted Purchasers to purchase and pay for any of the Units shall be subject to the performance by the Corporation of its covenants and agreements hereunder and to the satisfaction of the following additional conditions at the Closing Time:

(a)

the Underwriter shall have completed its due diligence investigations, which in the Underwriter’s opinion has not revealed any material information or fact not generally known to the public which might, acting reasonably, affect the market price of the Common Shares, the quality of the investment or the marketability of the Offering;

(b)

the Underwriter shall have received a favourable legal opinion dated the Closing Date from the Corporation’s Counsel, addressed to the Underwriter and the Substituted Purchasers substantially in the form annexed hereto as Schedule “A”, and addressing any other matters reasonably requested by the Underwriter. In giving its opinion, Corporation’s Counsel may rely (i) exclusively upon opinions of local counsel as to the matters mentioned therein relating to jurisdictions where Corporation’s Counsel does not practice law and (ii) as to matters of fact, upon certificates of officers of the Corporation and of public officials;

(c)

the Underwriter shall have received a favourable legal opinion dated the Closing Date from the Corporation’s U.S. Counsel, addressed to the Underwriter and the Substituted Purchasers substantially in the form annexed hereto as Schedule “B”, and addressing any other matters reasonably requested by the Underwriter;

(d)

the Underwriter shall have received an undertaking in its favour executed by the directors and officers of the Corporation (in respect of any securities of the Corporation held directly or indirectly) whereby, subject to Section 4, such individuals agree not to offer or sell, agree to offer or sell, or enter into an arrangement to offer or sell any Common Shares or other securities of the Corporation, or securities convertible into, exchangeable for, or otherwise exercisable to acquire any securities of the Corporation at any time until the date which is 120 days following the Closing Date without the prior written consent of the Corporation and the Underwriter and except pursuant to a formal takeover bid made in respect of the Corporation;

(e)

the Underwriter shall have received certified copies of the articles and by-laws of the Corporation, and all resolutions and by-laws of or in respect of the Corporation passed in connection with the transactions, actions, events and conditions contemplated by this Agreement, the Warrant Indenture, and the Subscription Agreements including, without limitation, resolutions authorizing this Agreement, the Warrant Indenture, the Subscription Agreements and the issuance and sale of the Units and Broker Warrants and the transactions, actions, events and conditions contemplated hereby or such other authorizing documents acceptable to the Underwriter;

(f)

the Underwriter shall have received a certificate, or certificates, dated the Closing Date and executed by the President and Chief Executive Officer and the Chief Financial Officer of the Corporation (or such other officers of the Corporation as may be acceptable to the Underwriter), on behalf of the Corporation, without personal liability, to the effect that:

(i) no order, ruling or determination suspending or cease trading the Common Shares has been issued, and no proceedings for that purpose have been instituted or, to the knowledge of such officers, contemplated or threatened by any Securities Commission;

(ii) the representations and warranties of the Corporation contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time;

(iii) the Corporation has complied with all the terms and conditions of this Agreement on its part to be complied with at or before the Closing Time;

(iv) as to such other matters of a factual nature as are appropriate and usual in the circumstances and as the Underwriter or the Underwriter’s Counsel may reasonably request;

(g)	the Underwriter shall be satisfied that the Corporation has obtained all requisite approvals and consents in connection with this Offering from all necessary Governmental Authorities;

(h)	the Corporation shall have delivered the certificates representing the Units in accordance with Section 6;

(i)	the Corporation shall have delivered the Broker Warrants to the Underwriter;

(j)	the Underwriter shall have received its fee and reimbursement for expenses incurred to the Closing Date in the manner specified in Section 6;

(k)	the Warrant Indenture shall have been duly executed and delivered by the Corporation and Pacific Corporate Trust Company, in a form satisfactory to the Underwriter; and

(l)	the Underwriter shall have received a copy of a letter from the TSXV confirming that the Units have been conditionally accepted for listing on the TSXV.

8.	Termination Events

     The Underwriter shall be entitled to terminate its obligations hereunder by written notice to that effect given to the Corporation at or prior to the Closing Time if:

(a)

material change - there shall be any material change in the affairs of the Corporation that in the reasonable opinion of the Underwriter has or would be expected to have a material adverse effect on the market price or value of the Common Shares or any other securities of the Corporation;

(b)

undisclosed fact - the Underwriter determines, as a result of its due diligence review or otherwise, that there exists any fact or circumstance relating to the Corporation not generally disclosed to the public which, in the reasonable opinion of the Underwriter, would have a significant adverse effect on the market price or value of the Units;

(c)

breach - the Corporation is in breach of any material term, condition or covenant contained in this Agreement and the Engagement Letter, or if any material representation or warranty given by the Corporation in this Agreement or otherwise becomes or is false;

(d)

litigation and regulatory out - any inquiry, action, suit, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened or any order made by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality including, without limitation, any securities regulatory authority or any law or regulation is enacted or changed which in the opinion of the Underwriter, acting reasonably, seriously and adversely affects or will seriously and adversely affect the Offering or the market price or value of the Units; or

(e)

disaster out - if there should develop, occur or come into effect or existence any event, action, state, condition (including, without limitation, an act of terrorism) or major financial occurrence of national or international consequence or any law or regulation which in the reasonable opinion of the Underwriter seriously adversely affects, or involves, or will, or could reasonably be expected to, seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation.

9.	Exercise of Termination Right

     If this Agreement is terminated by the Underwriter pursuant to Section 8, there shall be no further liability on the part of the Underwriter or of the Corporation to the Underwriter, except in respect of any liability which may have arisen or may thereafter arise under Sections 11, 12 and 13. The right of the Underwriter to terminate its obligations under this Agreement are in addition to such other remedies as it may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement.

10.	Survival of Representations and Warranties

     All terms, warranties, representations, covenants, indemnities and agreements herein contained or contained in any documents delivered pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase of the Units by the Substituted Purchasers and continue in full force and effect for the benefit of the Underwriter and/or the Corporation, as the case may be, for a period of three years after the Closing Date (other than the obligations of the Corporation set forth in Sections 11, 12 and 13, which will continue indefinitely) regardless of the Closing of the Offering and regardless of any investigations which may be carried out by the Underwriter or on its behalf and shall not be limited or prejudiced by any investigation made by or on behalf of the Underwriter in connection with the purchase and sale of the Units or otherwise.

11.	(a)	Indemnity

     The Corporation shall indemnify and save harmless the Underwriter, its affiliates and each of its respective directors, officers, employees, partners, shareholders, subsidiaries, agents and any Person who may control any of the Underwriter (each, an “Indemnified Party”) from and against all liabilities, claims, actions (including shareholder actions, derivative or otherwise), suits, proceedings, losses, costs, damages and expenses of whatever nature or kind, joint or several, including without limitation the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, expenses and taxes of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim (collectively “Claims”) that may be made or threatened against any Indemnified Party or in enforcing this Agreement (including the indemnity provisions thereof) or to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, and caused by, result from, arise out of or based upon, directly or indirectly, the Offering or the engagement of the Underwriter under the terms of this Agreement, including, without limitation, Claims in any way caused by, or arising directly or indirectly from, or in consequence of:

(i)	any breach of any representation or warranty of the Corporation contained herein or the failure of the Corporation to comply with its obligations hereunder;

(ii)

any information or statement (except any information or statement relating solely to the Underwriter or any of its directors, officers, employees, shareholders or agents) contained in the Disclosure Documents or in any certificate or other document of the Corporation delivered under or pursuant to this Agreement which at the time and in the light of the circumstances under which it was made contains or is alleged to contain a misrepresentation or to be untrue, false or misleading;

(iii)

any omission or alleged omission to state in the Disclosure Documents or in any certificate or other document of the Corporation delivered under or pursuant to this Agreement any fact (except facts relating solely to the Underwriter or any of its directors, officers, employees, shareholders or agents) required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made;

(iv)

any order made or enquiry, investigation or proceedings commenced or threatened by any securities regulator or other competent authority (A) based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation in any Disclosure Document (except a statement or omission or alleged statement or omission relating solely to the Underwriter or any of its directors, officers, employees, shareholders or agents), (B) based upon any failure of the Corporation or its officers and directors to comply with Applicable Securities Laws and the laws of those jurisdictions in which the Units are offered and sold (other than any failure or alleged failure to comply by the Underwriter or any of its directors, officers, employees, shareholders or agents), or (C) preventing or restricting the trading in or the sale or distribution of the Units in the Qualifying Jurisdictions (other than any failure or alleged failure to comply by the Underwriter or any of its directors, officers, employees, shareholders or agents); or

(v)

the non-compliance or alleged non-compliance by the Corporation or its insiders with Applicable Securities Laws, including the Corporation’s non-compliance with any statutory requirement to make any document available for inspection, provided that, if and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that the liabilities, claims, actions, suits, proceedings, losses, costs, damages or expenses resulted from the gross negligence, fraud or wilful misconduct of an Indemnified Party claiming indemnity, this indemnity shall not apply.

The Corporation also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Corporation or any Person asserting claims on behalf of or in right of the Corporation for or in connection with this Agreement or the Offering, except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Corporation are determined by a court of competent jurisdiction in a final judgement that has become non-appealable to have resulted primarily from the gross negligence or wilful misconduct of such Indemnified Party.

(b)	Notification of Claims

     If any Claim is asserted against an Indemnified Party, such Indemnified Party will notify the Corporation as soon as possible of the nature of such Claim (provided that any failure to so notify shall not relieve the Corporation from liability, except and only to the extent that the failure materially prejudices the Corporation) and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such Claim; provided, however, that the defence shall be conducted through legal counsel acceptable to the Indemnified Party, acting reasonably, and that no settlement of any such Claim may be made by the Corporation or the Indemnified Party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and the Corporation shall not be liable for any settlement of any such Claim unless it has consented in writing to such settlement.

(c)	Right of Indemnity in Favour of Others

     With respect to any Indemnified Party who is not a party to this Agreement, the Underwriter shall obtain and hold the rights and benefits of this Section 11 in trust for and on behalf of such Indemnified Party.

(d)	Retaining Counsel

     In any Claim, the Indemnified Party shall have the right to retain counsel to act on behalf of the Indemnified Party and to participate in the defence thereof, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless: (i) the Corporation and the Indemnified Party shall have mutually agreed to the retention of the counsel; (ii) the Corporation fails to assume the defence of such Claim on behalf of the Indemnified Party within a reasonable time of receiving written notice to assume the defence of such Claim; or (iii) the named parties to any such Claim (including any added third party) include both the Indemnified Party and the Corporation and the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel for the Corporation is inappropriate as a result of potential or actual differing interests of those represented; in each of which cases under (ii) and (iii) above the Corporation shall not have the right to assume the defence of such Claim on behalf of the Indemnified Party but the Corporation shall be liable to pay the reasonable fees and disbursements of counsel to the Indemnified Party, provided that the Corporation shall not be obligated to pay the fees and disbursements for more than one legal counsel on behalf of an Indemnified Party under this Paragraph 11(d).

(e)	Settlements

     The Corporation will not, without the Underwriter’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

(f)	Compensation for Personnel Time

     The Corporation agrees to reimburse the Underwriter monthly for the time spent by its personnel in connection with any Claim at their normal per diem rates. The Corporation also agrees that if any action, suit, proceeding or claim shall be brought against, or an investigation commenced in respect of the Corporation or the Corporation and the Underwriter, and personnel of the Underwriter shall be required to testify, participate or respond in respect of or in connection with the Offering or this Agreement, the Underwriter shall have the right to employ its own counsel in connection therewith and the Corporation will reimburse the Underwriter monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursement of the Underwriter’s counsel.

12.	(a)	Contribution

     In order to provide for a just and equitable contribution in circumstances in which the indemnity provided in Section 11 would otherwise be available in accordance with its terms but is, for any reason, held to be unavailable to or unenforceable by the Underwriter or enforceable otherwise than in accordance with its terms, the Corporation and the Underwriter shall contribute to the aggregate of all claims, expenses, costs and liabilities (including any legal expenses reasonably incurred by the Indemnified Party in connection with any claim which is the subject of this section) and all losses (other than loss of profits) of a nature contemplated in Section 11 in such proportions so that the Underwriter is responsible for the portion represented by the percentage that the aggregate fee payable by the Corporation to the Underwriter bear to the aggregate purchase price of the Units and the Corporation is responsible for the balance. The Underwriter shall not in any event be liable to contribute, in the aggregate, any amounts in excess of such aggregate fee actually received by the Underwriter. However, no party who has engaged in any fraud, fraudulent misrepresentation, wilful misconduct or gross negligence shall be entitled to claim contribution from any Person who has not engaged in such fraud, fraudulent misrepresentation, wilful misconduct or gross negligence.

(b)	Right of Contribution in Addition to Other Rights

     The rights to contribution provided in this Section 12 shall be in addition to and not in derogation of any other right to contribution which the Underwriter may have by statute or otherwise at law.

13.	Expenses

     The Corporation agrees to pay all costs, fees, and expenses incidental to the performance of the obligations set out in this Agreement, whether incurred by the Corporation or the Underwriter, including, without limitation, all costs and expenses incidental to:

(a)	the fees and disbursements of the Corporation’s Counsel, the Corporation’s Auditors and any other experts, advisors or consultants retained by the Corporation;

(b)

the reasonable fees and disbursements of Underwriter’s Counsel, plus applicable taxes (which fees and disbursements incurred to the Closing Date shall be set off against the aggregate purchase price of the Units payable at Closing);

(c)	the preparation, printing, reproduction and transmission of the Investor Presentation;

(d)

the disbursements of the Underwriter, including but not limited to travel and communication expenses, database service expenses, courier charges and any other advisors retained by the Underwriter (which fees and disbursements incurred to the Closing Date shall be set off against the aggregate purchase price of the Units payable at Closing);

(e)	the preparation, issuance and delivery to the Underwriter of any certificates evidencing the Units, including all fees in connection with the services of the registrar and transfer agent; and

(f)	all fees payable under Applicable Securities Laws, payable under the laws of any jurisdiction and payable to the TSXV in connection with the transactions contemplated in this Agreement.

14.	Notices

     Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “notice”) shall be in writing addressed as follows:

(a)	if to the Corporation, addressed and sent to:

Sonic Environmental Solutions Inc
2100 – 1066 West Hastings Street
Vancouver, British Columbia V6E 3X2

Fax: (604) 736-2558
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodmans LLP
1900 – 355 Burrard Street
Vancouver, British Columbia V6C 2G8

Fax: (604) 682-7131
Attention: David Redford

(b)	if to the Underwriter, to:

Clarus Securities Inc.
Waterfront Centre
1615 – 200 Burrard Street
Vancouver, British Columbia V6C 3L6

Fax: (604) 605-5704
Attention: Rod Campbell

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
1300 – 777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K2

Fax: (604) 622-5791
Attention: Joseph Garcia

or to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and: (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

15.	Time of the Essence

Time shall, in all respects, be of the essence hereof.

16.	Canadian Dollars

All references herein to dollar amounts are to lawful money of Canada.

17.	Headings

     The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18.	Entire Agreement

     This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings including for greater certainty, the Engagement Letter. This Agreement may be amended or modified in any respect by written instrument only.

19.	Severability

     The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

20.	Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

21.	Successors and Assigns

     The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Corporation, the Underwriter and the Substituted Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

22.	Further Assurances

     Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

23.	Effective Date

     This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

24.	Language

     The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandées que la présente convention ainsi que tout avis, tout état de compte et tout autre document a être ou pouvant etre donné ou conclu en vertu des dispositions des présentes, soient rédigés en langue anglaise seulement.

25.	Counterparts and Facsimile Copies

     This Agreement may be executed in any number of counterparts and by facsimile, which taken together shall form one and the same agreement.

(the remainder of this page is intentionally blank)

If the foregoing is in accordance with your understanding and is agreed to by you, please so indicate by executing a copy of this Agreement where indicated below and delivering the same to the Underwriter. Yours very truly,

CLARUS SECURITIES INC.

Per:	“Rod Campbell”
Rod Campbell
Vice President, Investment Banking

The foregoing is accepted and agreed to as of the date first above written.

SONIC ENVIRONMENTAL SOLUTIONS INC

Per:	“Adam Sumel”
Adam R. Sumel
President and Chief Executive Officer

SCHEDULE “A”

OPINION OF CORPORATION’S COUNSEL
TO THE UNDERWRITER AND PURCHASERS

April 30, 2007

Sonic Environmental Solutions Inc.	Clarus Securities Inc.
Suite 2100 – 1066 West Hastings Street	Waterfront Centre
Vancouver, British Columbia V6E 3X2	1615 – 200 Burrard Street
Vancouver, British Columbia V6C 3L6

Each of the Subscribers (as defined below)	McCarthy Tetrault LLP
1300 – 777 Dunsmuir Street
Vancouver, British Columbia V7Y 1K2

Dear Sirs/Mesdames:

Re:	Sonic Environmental Solutions Inc. –Offering of Units

We have acted as counsel to Sonic Environmental Solutions Inc. (the “Corporation”) in connection with the issue and sale by the Corporation of 10,064,000 units (the “Units”) of the Corporation (the “Offering”) at a price of $0.45 per Unit, each Unit consisting of one common share in the capital of the Corporation (“Common Share”) and one-half of one common share purchase warrant (“Warrant”) of the Corporation, pursuant to an Underwriting Agreement (the “Underwriting Agreement”) between the Corporation and Clarus Securities Inc. (the “Underwriter”) dated April 30, 2007. In connection with the issue and sale of the Units, the Corporation has entered into a subscription agreement (collectively, the “Subscription Agreements”) with each subscriber for Units (the “Subscribers”). Each Warrant entitles the holder to acquire one common share in the capital of the Corporation (the “Warrant Shares”) at a price of $0.60 for a period of 24 months following the closing of the Offering pursuant to a share purchase warrant indenture (the “Warrant Indenture”) between the Corporation and Pacific Corporate Trust Company (the “Trustee”) dated April 30, 2007.

We understand that in connection with the Offering the Corporation intends to issue to the Underwriter an irrevocable warrant to purchase 1,006,400 units of the Corporation (the “Broker Units”) at a price of $0.45 each, each Broker Unit consisting of one Common Share and one half of one Warrant, with each such Warrant exercisable to acquire one Common Share at a price of $0.60 per Common Share.

This opinion is being provided pursuant to paragraph 7(b) of the Underwriting Agreement and, unless the context otherwise requires or otherwise provided herein, all capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Underwriting Agreement.

Examinations

As counsel to the Corporation, we have reviewed:

(a)	executed copies of the Subscription Agreements;

(b)	an executed copy of the Underwriting Agreement;

(c)	an executed copy of the Warrant Indenture;

(d)	executed copies of the certificates representing the Common Shares (the “Share Certificates”) and Warrants (the “Warrant Certificates”);

(f)	an executed copy of the Broker Warrant Agreement (the “Broker Warrant Agreement”) between the Corporation and the Agent dated April 30, 2007;

(h)	a certificate of an Officer of the Corporation dated April 30, 2007 verifying certain factual matters (the “Officer’s Certificate”), a copy of which is attached as Schedule A;

(i)

a certificate dated April 27, 2007 (the "Transfer Agent Certificate") of the Trustee, as Registrar and Transfer Agent for the Common Shares, with respect to the number of outstanding common shares of the Corporation, a copy of which is attached as Schedule B;

(j)	a letter dated April 24, 2007 from the TSX Venture Exchange (the "TSXV") granting conditional acceptance for the Offering (the "Acceptance Letter"); and

(k)	an opinion, dated as of the date hereof, of Goodmans LLP, of Toronto, Ontario (the "Ontario Opinion").

We have also examined such corporate records of the Corporation, certificates of public officials, certificates of officers of the Corporation, and other documents and have made such other searches and examinations and considered such questions of law as we have considered necessary in order to give the opinions expressed below.

Assumptions and Limitations

We have assumed: (i) the genuineness of all signatures; (ii) the legal capacity of all individuals; (iii) the genuineness and authenticity of all documents submitted to us as originals; and (iv) the conformity to original documents of all documents submitted to us as certified, photocopied or facsimiled copies.

The opinions expressed below are given as of the date of this letter and are not prospective. We disclaim any obligation to advise the addressees or any other person of any change in law or any fact which may come or be brought to our attention after the date of this letter.

We have assumed that the covenants, acknowledgements, certifications, representations and warranties of each Subscriber set forth in its respective Subscription Agreement are true and correct and have been performed as the case may be, as of the date hereof.

We have assumed that:

(a)

no order, ruling or decision of any court, regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Corporation or that affects any person or company who engages in such a trade;

(b)	the distribution of the Units has taken place only through the Underwriter or their affiliates or sub-agents who are, in each case, registered as a dealer within the meaning of applicable securities laws and each such person is duly registered and has complied with all applicable securities laws and other applicable laws and regulations in arranging for sales to the Subscribers as contemplated by the Underwriting Agreement;

(c)	except for the Investor Presentation, there has been no advertisement of the distribution of the Units in printed media, radio, television or telecommunications, including electronic displays; and

(d)	the Corporation is not a “connected issuer” or a “related issuer”, as those terms are defined in National Instrument 33-105, of any registrant involved in a trade of the Units.

We have assumed that the Underwriting Agreement, the Subscription Agreements, the Warrant Indenture and the Broker Warrant Agreement, (collectively, the “Documents”) have been duly authorized, executed and delivered by all parties thereto, other than the Corporation, that each of the parties to the Documents, other than the Corporation, has the corporate power and authority to execute and perform its obligations under such agreement and that each of the Documents constitutes a legal, valid and binding obligation of all parties thereto, other than the Corporation, enforceable against such parties, other than the Corporation, in accordance with its terms.

Wherever used, the expression “to our knowledge” means those lawyers in our firm who have given substantive legal services to the Corporation have no actual knowledge and received no information which cause them to believe that the statements qualified by that expression are not correct, but does not include constructive knowledge of matters or information. In particular, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation.

For the purposes of our opinion in paragraphs 11 and 12, we express no opinion as to any “early warning”, insider reporting or similar reports that may be required to be filed by any entities acquiring the securities issued or to be issued pursuant to the Offering.

Reliance

In rendering our opinions herein, insofar as such opinions relate to questions of fact, we have relied upon the Officer’s Certificate.

In rendering our opinion in paragraph 1 we have relied on Certificates of Good Standing issued by the Registrar of Companies for British Columbia on April 26, 2007 and on April 27, 2007. We have assumed that the certificates were accurate on the date of its issue and continue to be accurate as of the date hereof. For the purposes of our opinion in paragraph 1(ii) as it relates to the Province of Ontario, we provide no opinion regarding the qualification of the Corporation to conduct business in the Province of Ontario. We note however that the minute book of the Corporation includes a certificate of the Ministry of Consumer and Business Services of Ontario dated June 19, 2006 evidencing the extra-provincial registration of the Corporation in accordance with the Corporations Information Act (Ontario).

The opinion set forth in paragraph 4 below is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder and all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this opinion.

In rendering the opinion expressed in paragraph 9 hereof relating to the number of common shares of the Corporation that are issued and outstanding, we have relied exclusively and without independent investigation upon the Transfer Agent Certificate.

In rendering our opinion in paragraph 10, as it relates to the Province of British Columbia, we have relied exclusively upon our search of a list of issuers in default maintained on the Commission’s website performed by us after the close of business on April 27, 2007, a copy of which (dated April 25, 2007) is attached as Schedule C to this opinion, and we have assumed no change has occurred to such list since such date.
In rendering our opinion in paragraph 13, we have relied exclusively on the Transfer Agent Certificate.
In rendering the opinion expressed in paragraph 15 hereof as to the approval of certain matters by the TSXV, we have relied exclusively upon the Acceptance Letter, a copy of which is attached as schedule D to this opinion.

For the purposes of rendering our opinion in paragraphs 10, 11 and 12 hereof as they relate to the laws of the Province of Ontario and the federal laws of Canada applicable therein and for the purposes of our opinion in paragraph 14, we have relied exclusively on the Ontario Opinion.
The assumptions, conditions, qualifications and limitations contained in the Ontario Opinion are hereby incorporated by reference into, and form part of, this opinion. Except to the extent that this opinion is rendered in reliance on the Ontario Opinion, we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein as of the date hereof and we assume no obligation to update these opinions to take into account any changes in such laws or facts after the date hereof.

Opinions

Based and relying on the foregoing, and subject to the assumptions and qualifications expressed above, we are of the opinion that:

1.

Each of the Corporation, SESI Systems Inc. (“SESI”), Contech PCB Containment Technology Inc. (“Contech”) and SonoOil Inc. (“SonoOil”) (i) is a valid and subsisting corporation under the laws of British Columbia and has all requisite corporate power and capacity to carry on business and to own property and assets, and (ii) is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business.

2.	The Corporation has the corporate power and capacity to enter into the Documents and to perform its obligations set out therein.

3.

The Documents have been duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms.

4.

The execution and delivery of the Documents and the fulfilment of the terms thereof by the Corporation and the performance of and compliance with the terms of the Documents by the Corporation do not and will not result in a breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under (i) any applicable laws of British Columbia or the federal laws of Canada applicable therein, (ii) any term or provision of the notice of articles, articles or resolutions of the directors or shareholders of the Corporation, (iii) to our knowledge, any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the date hereof, or (iv) to our knowledge, any judgment, decree or order applicable to the Corporation, which default or breach might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation of its properties or assets or assets (taken as a whole).

5.

The form and terms of the definitive certificate representing the Common Shares have been approved and adopted by the directors of the Corporation and comply with all applicable provisions of the Business Corporations Act (British Columbia) and are in compliance with the requirements of the TSXV.

6.

All necessary approvals by the directors have been obtained by the Corporation to duly authorize (i) the form of certificate representing the Warrants, (ii) the issuance of the Common Shares underlying the Units, (iii) the issuance of the Common Shares issuable upon the exercise of the Warrants, and (iv) the issuance of the Common Shares and the Warrants upon the exercise of the Broker Warrants and the issuance of the Common Shares upon the exercise of the Warrants underlying the Broker Warrants.

7.

The Common Shares have been validly created and issued as fully paid and non-assessable shares of the Corporation. All of the issued shares in the share capital of SonoOil have been duly authorized and validly issued and are fully paid and non-assessable and the Corporation is shown in the central securities register of each of SonoOil, SESI and Contech as the registered holder of all of the issued and outstanding shares in the capital of each of those companies.

8.

The Common Shares issuable upon the exercise of the Warrants, the Common Shares issuable upon the exercise of the Broker Warrants and the Common Shares issuable upon the exercise of the Warrants underlying the Broker Warrants have been reserved and allotted for issuance and , upon the due exercise of the Warrants, Broker Warrants and Warrants issuable upon the exercise of the Broker Warrants, including payment in full of the exercise therefor, such Common Shares will be validly issued as fully paid and non-assessable shares of the Corporation.

9.

The authorized capital of the Corporation consists of an unlimited number of Common Shares, of which, as of the close of business on April 26, 2007, 31,260,068 Common Shares were issued and outstanding.

10.

The Corporation is a reporting issuer in the provinces of British Columbia and Ontario (the “Provinces”), and is not included in a list of defaulting reporting issuers maintained pursuant to the securities laws of such provinces.

11.

The offering, sale, issuance and delivery of the Units by the Corporation to the Subscribers are exempt from the prospectus requirements of Applicable Securities Laws and except as has been completed, no filings, proceedings, approvals, consents or authorizations are required to be made, taken or obtained by the Corporation, with the TSXV or any securities regulatory authority in the Provinces pursuant to Applicable Securities Laws to permit the issuance and sale of the Units to Purchasers. The filing, within ten days from the date of each such issue and sale, of a report of the offering and sale prepared on Form 45-106F1 in the Provinces, in each case prepared and executed in accordance with Applicable Securities Laws of the Provinces, together with the requisite filing fees and, in the case of sales to Ontario, the Investor Presentation are, however, required to be made in connection with each such issue and sale.

12.

the first trade, if any, by a Subscriber in the Provinces of the Common Shares and Warrants comprising the Units, other than a trade which is otherwise exempt under Applicable Securities Laws of the Provinces, is a distribution subject to the prospectus requirements of Applicable Securities Laws of the Provinces unless

(a)	the Corporation is and has been a “reporting issuer” in a jurisdiction in Canada for the four months immediately preceding the first trade,

(b)	at the time of the first trade, at least four months have elapsed from the date of distribution of the Units,

(c)	the certificates representing the securities that are the subject of the first trade were issued carrying a legend in accordance with section 2.5(2) of National Instrument 45-102 (“NI 45- 102”),

(d)	such first trade is not a “control distribution ” as defined in section 1.1 of NI 45-102,

(e)	no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the first trade,

(f)	no extraordinary commission or other consideration is paid to a person or company in respect of the first trade, and

(g)

if the selling securityholder is an insider or officer of the Corporation at the time of the first trade, the selling securityholder has no reasonable grounds to believe that the Corporation is in default of applicable securities legislation.

13.	Pacific Corporate Trust Company has been duly appointed by the Corporation as the transfer agent and registrar for the Common Shares.

14.

The Common Shares and the Warrants comprising the Units will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”) and deferred profit sharing plans (“DPSPs”), provided that the Common Shares are then listed on a prescribed stock exchange, or if the amendments to the Tax Act proposed in the Federal Budget released on March 19, 2007 are enacted, a designated stock exchange, and, in the case of the Warrants, provided that the annuitant, beneficiary, employer or subscriber under the governing plan of such RRSP, RRIF, RESP or DPSP, as applicable, deals at arm’s length with the Corporation.

15.

The TSXV has conditionally approved the listing of the Common Shares underlying the Units and the Broker Warrants and issuable upon the exercise of the Warrants and the Warrants underlying the Broker Warrants, subject to the conditions contained in the letter from the TSXV dated April 24, 2007 in connection with the conditional approval of the issue and sale of the Units.

QUALIFICATIONS

The opinions expressed herein are subject to the following qualifications and limitations:

1.

The enforceability of the obligations of the parties to the Documents and the rights and remedies set out therein and any judgment arising out of or in connection therewith (and the priority of any rights arising thereunder) are subject to and may be limited by:

(a)

applicable bankruptcy, reorganization, arrangement, winding-up, insolvency, liquidation, moratorium, preference and other similar laws and judicial decisions from time to time in effect affecting the enforcement of rights and remedies of creditors;

	(b)	applicable laws regarding limitations of actions;

(c)

the equitable and statutory powers of the courts to stay proceedings before them, to stay the execution of judgments, to limit the right of a creditor to receive immediate payment of amounts stated to be payable on demand, to relieve from penalties or the consequences of default, particularly if the default is minor or non-substantive, to refrain from enforcing non- competition or other restrictive covenants and to grant relief against forfeiture; and

(d)

the general principles of equity, whether enforceability is considered in a proceeding in equity or at law, and no opinion is expressed as to the availability of any specific remedy that may be granted, imposed or rendered or as to the availability of the remedy of specific performance, injunctive relief or other equitable remedies in any particular instance.

2.

Provisions in the Documents that provide for the recovery of fees and expenses may be unenforceable to the extent that they would require a party to pay any amounts to another person in respect of fines, penalties or costs levied against or imposed upon such person, or exceeding those awarded to or recoverable by such person, pursuant to applicable laws or the order of a court.

3.

We express no opinion on the enforceability of provisions in the Documents which purport to allow severance of an invalid, illegal or unenforceable provision affecting the validity or enforceability of the remainder of the applicable agreement since such provision may only be enforced in the discretion of a court.

4.	No opinion is expressed on:

	(a)	provisions of the Documents which:

		(i)	purport to directly or indirectly exclude unwritten variations, waivers or consents of, to or under the Documents or restrict their effect;

		(ii)	purport to restrict the access to, or waive the benefit of, legal or equitable remedies or defences;

		(iii)	purport to bind or affect, or confer a benefit upon, persons who are not parties to the Documents;

		(iv)	purport to establish evidentiary standards, such as provisions stating that certain determinations, calculations, requests or certificates will be conclusive or binding;

		(v)	purport to waive or affect any rights to notices; or

(vi)

relate to any taxes, levies, duties, imposts or charges which may be imposed upon, or exigible in respect of, any of the matters contemplated by the Documents, and in particular, but without limitation, no opinion is expressed as to the requirement to pay Goods and Services Tax in respect of, any such transactions.

5.

The effectiveness of provisions which purport to relieve a person from a liability or duty otherwise owed may be limited by law, and provisions requiring indemnification or reimbursement of a person may be deemed contrary to public policy and may otherwise not be enforced by a court, to the extent that they relate to or arise as a result of the failure of such person to have performed a duty (contractual or otherwise) or from the breach of contract, tort or other wrongful act of such person.

6.

Canadian courts will not give monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment.

7.

Determinations or demands made pursuant to the Documents in the exercise of discretion purported to be given to any person in, under or by the Documents may be unenforceable if made in an unreasonable or arbitrary fashion.

The above opinions are rendered solely to the persons to whom they are addressed in connection with the above transaction, and may not be used, circulated, quoted from or otherwise referred to for any other purpose and may not be relied upon by any other person without our written consent.

Yours truly,

SCHEDULE “B”

OPINION OF CORPORATION’S U.S. COUNSEL
TO THE UNDERWRITER AND PURCHASERS

April 30, 2007

Clarus Securities Inc.	The persons/entities listed on Exhibit A hereto
Waterfront Centre	c/o Clarus Securities Inc.
1615 - 200 Burrard Street	Waterfront Centre
Vancouver, British Columbia V6C 3L6	1615 - 200 Burrard Street
Vancouver, British Columbia V6C 3L6

Ladies and Gentlemen:

Re:	Sonic Environmental Solutions Corporation

Ladies and Gentlemen:

This opinion is furnished in connection with Sonic Environmental Solutions Corporation, a California corporation (“Company”). We have acted as special counsel to Company for the purpose of rendering certain opinions, set forth herein, regarding the corporate status of the Company. This opinion letter is provided at Company’s request.

We understand that in this transaction, and in the review and acceptance of this opinion letter, you are represented by independent counsel of their choosing with expertise in the relevant subject matter.

1.	Factual Examination.

     1.1 Documents. In the preparation of this opinion, we have examined only the following documents (“Company Documents”):

     (a) the Articles of Incorporation of Company certified by the California Secretary of State and the Secretary of the Company (“Articles of Incorporation”);

     (b) the Bylaws of Company, dated September 16, 2005, as certified by the Secretary of Company (“Bylaws”);

     (c) the Certificate of Status from the California Secretary of State for Company dated April 24, 2007;

     (d) the Certificate of Status from the California Franchise Tax Board for Company dated April 25, 2007;

     (e) the stock ledger of Company, as certified by the Secretary of the Company (“Stock Ledger”);

     (f) the Certificate of the Secretary of Company dated April 30, 2007 (“Secretary’s Certificate”); and

     (g) the Certificate of Officers of Company dated April 30, 2007 (“Officers’ Certificate”).

1.2	Scope of Inquiry; Certain Assumptions.

     (a) For purposes of this opinion, we have examined only the Company Documents. We have assumed the correctness of all factual matters set forth therein. We have not conducted any: (i) investigation or examination of factual matters; (ii) investigation or examination of the title to, or nature or extent of, any real or personal property, or inspection of any such property; or (iii) docket or other search of the records of any court, administrative tribunal, recording or filing office, or other public entity.

     (b) In rendering this opinion, we have assumed: (i) the genuineness of all signatures (if any) on all documents reviewed by us; (ii) that the copies of the Company Documents provided to us are complete and correct copies which conform to authentic original documents, and contain the entire agreement of the parties thereto, that there are no other documents or oral agreements or other circumstances that would in any way alter the provisions of the Company Documents, and that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect thereto; (iii) that each natural person executing or who has executed the Company Documents is or was competent to do so; (iv) the accuracy, completeness and authenticity of all certificates on which we have relied, and that any such certificates dated as of an earlier date are still accurate as of the date hereof; (v) that Company has filed all required franchise tax returns, if any, and paid all required taxes, if any, under the applicable California statutes and under any other applicable governmental rule; (vi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting the laws which are the subject of this opinion letter, as set forth in Section 4, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the State of California, and are in a format that makes legal research reasonably feasible; and (vii) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the jurisdiction(s) whose laws are the subject of this opinion letter, as set forth in Section 4, has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

     (c) Where we render an opinion “to our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it means that: (i) we have conducted no independent investigation of the matters set forth in connection therewith; (ii) we have not conducted a litigation search or other search or investigation with respect to any pending items of litigation or orders or decrees; (iii) with respect to factual matters we have relied solely upon the statements, representations and warranties set forth in the Secretary’s Certificate and the Officers’ Certificate; (iv) by your acceptance of this opinion letter you acknowledge that you have also relied upon certifications of Company or other due diligence conducted by you and you have not relied solely on this opinion letter as to such matters; and (v) no inference as to our knowledge of the existence or absence of facts or other matters is to be drawn from the fact of our representation or any other matter; but that, during and in the course of our representation of Company in connection with this transaction, no information has come to the attention of the attorneys who rendered legal services in connection with that representation (namely, Elizabeth Wilson and Chad Ensz) as of the date hereof which gives us current actual knowledge to the contrary.

2. Opinion. On the basis of the foregoing, but subject to the additional qualifications, assumptions and limitations set forth below, we are of the opinion that, as of the date hereof:

     2.1 The Company is a corporation duly formed and validly existing and in good standing under the laws of the State of California.

     2.2 The Company has the corporate power and corporate authority to own its property and assets and to carry on its business.

     2.3 Based solely on our review of the Stock Ledger, all outstanding shares of common stock of the Company are owned by Sonic Environmental Solutions Inc., a British Columbia corporation (the “Parent Company”), and to our knowledge, all outstanding equity securities of Company are owned by the Parent Company.

3. Qualifications, Assumptions and Limitations. Our opinion above is subject to and limited by the following qualifications, assumptions and limitations, in addition to those set forth elsewhere in this letter:

     3.1 The effect of bankruptcy, insolvency, reorganization, moratorium, liquidation, receivership, assignment for the benefit of creditors, fraudulent conveyance or transfer, marshaling and other laws relating to or affecting the rights and remedies of creditors generally.

     3.2 The effect of general principles of equity, whether considered in a proceeding in equity or at law, including concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought, and including limitations of law or equity upon the availability of specific enforcement, injunctive relief, other equitable remedies or any particular remedy at law.

     3.3 In rendering the opinion set forth in Section 2.3 relating to the ownership of outstanding securities of Company, we have relied, without further investigation, solely on our review of the Stock Ledger and the Officers’ Certificate.

4.	Laws Relevant to Opinion; Matters Post-Dating Opinion.

     4.1 This opinion letter relates solely to the laws of the State of California (other than laws relating to conflicts or choice of law) and applicable United States federal law in effect on the date hereof (but subject, however, to the exclusion of certain laws as set forth elsewhere herein). We have not examined and do not opine with respect to the applicability or effect of any other laws.

     4.2 We express no opinion with respect to laws becoming effective after the date hereof. This opinion relates only to matters as of the date hereof, and we express no opinion with respect to any transaction, transfer, conveyance, obligation or performance occurring after the date hereof. We disclaim any obligation to advise you of any events occurring or coming to our attention or any developments in areas covered by this opinion that occur after the date of this opinion.

5.	Use and Reliance.

This opinion is provided at your request and solely to you for use in connection with your current transactions with the Parent Company. This opinion may not be relied upon or used by any other person or for any other purpose, nor may it be exhibited, quoted from or referred to, or copies delivered to any other person, without our prior written consent.

Very truly yours,

Exhibit A

ACKER FINLEY ASSET MANAGEMENT	REDWOOD LONG/SHORT FUND
181 University Ave., Suite 1400	10 King St., E., Suite 701
Toronto, Ontario, M5H 3M7	Toronto, Ontario, M5C 1C3

POLAR SECURITIES INC.	SURGE VENTURES INC.
372 Bay Street, 21st Floor	10 Alcorn Ave, Suite 304
Toronto, Ontario, M5H 2W9	Toronto, Ontario, M4V 3A9

WATERFALL VANILLA LP	TWENTY6 TWO INTERNATIONAL INC.
10 King St., E., Suite 701	10 Alcorn Ave, Suite 304
Toronto, Ontario, M5C 1C3	Toronto, Ontario, M4V 3A9

WATERFALL TIPPING POINT LP	PETER A. SHIELDS
10 King St., E., Suite 701	55 Rogers Street
Toronto, Ontario, M5C 1C3	Vancouver, BC V6A 3X8

REDWOODLONG/SHORT CONSERVATIVE	ARIC TRUAX
EQUITY FUND	303 - 1025 Meares Street
10 King St., E., Suite 701	Victoria, BC V8V 2B7
Toronto, Ontario, M5C 1C3

WATERFALL VANILLA MASTER FUND	GORDON REID
LTD.	418 Preston Street
10 King St., E., Suite 701	Ottawa, ON K1S 4N2
Toronto, Ontario, M5C 1C3

WATERFALL NEUTRAL LP	AVTAR DHILLON
10 King St., E., Suite 701	3558 Blenheim Street
Toronto, Ontario, M5C 1C3	Vancouver, BC V6L 2X9

LEEWARD WINWARD BULL & BEAR	JEMEKK CAPITAL MANAGEMENT
FUND	181 Bay St., Suite 3830
2 Bloor St., West, Suite 200	Toronto, Ontario,
Toronto, Ontario	M5J 3T2
M4W 3E2

AEGON CAPITAL MANAGEMENT INC.	MAVRIX A/C 507
5000 Yonge St., 8th Floor	36 Lombard St., Suite 400
Toronto, Ontario,	Toronto, Ontario,
M2N 7J8	M5C 2X3